EXHIBIT 99.1

Transit Group Completes
Acquisition of Certified
Transport; Announced Agreement to
Acquire Network Transport

May 5,1998 3:42 PM EDT

ATLANTA--(BUSINESS  WIRE)--May  5,1998--Transit  Group, Inc. (Nasdaq Small Cap:
TRGP) today announced that it has completed the acquisition of Certified Transport, Inc. and Venture Logistics, a privately held, short- to medium-haul dry van carrier based in Indianapolis, Indiana. The purchase price of approximately $7.3 million is composed of 1,072,165 newly issued Transit Group common shares and cash. Also, as an incentive for continued growth at Certified Transport, Transit Group has agreed to issue up to approximately 270,000 additional shares in connection with the acquisition if certain financial objectives are met in 1998.

Currently, Transit Group has about 20.6 million common shares outstanding.

"We are very excited about the opportunities we see through our affiliation with Certified Transport," commented Transit Group's President and Chief Executive Officer Philip A. Belyew. "This acquisition, our second based in Indiana, should enable us to realize greater synergies in our operations there and achieve improved efficiencies in several cost areas. In addition, with its facility in Toronto, Canada, Certified is expected to facilitate our entry into cross-border transportation, and its Venture Logistics operations mark our first entry into the attractive field of third-party logistics management."

Certified Transport's fleet consists of 72 power units, an additional 50 owner/operators, and 175 trailers. These operations, together with those of its logistics affiliate, Venture Logistics, generate approximately $23 million in revenue annually.

Separately, the Company also announced that it has signed a letter of intent to acquire Network Transport Ltd., a privately held trucking company based in Toronto, Canada. The purchase price of this proposed transaction is approximately $1.375 million, which will consist of approximately 191,000 new common shares of Transit Group and a cash payment. The acquisition is expected to be completed during the second quarter of 1998 subject to the completion of due diligence, the execution of definitive acquisition agreements, and other customary conditions.

Network Transport operates a largely company-owned fleet consisting of 55 trucks and 225 trailers. With its business concentrated in refrigerated freight, Network Transport serves a number of routes across Canada, especially in and between Toronto and Montreal, and provides cross-border service to markets in the United States. The Company's annual revenues total approximately $7 million U.S.

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"The  addition  of  Network   Transport  to  our  operations  will  immediately
strengthen our new presence in Canada, providing us with a solid platform to begin building a franchise in this attractive market," Belyew added. "Network Transport also creates the opportunity for additional efficiencies in our Canadian traffic lanes as we work to integrate its routes with those of Certified Transport."

Comments in this news release regarding the Company's business which are not historical facts are forward looking statements that involve risks and uncertainties. Among these risks are that the Company is in a highly competitive business, has history of operating losses, and is pursuing a growth strategy that relies in part on the completion of acquisitions of companies in the trucking industry. There can be no assurance that in its highly competitive business environment, the Company will successfully improve its operating profitability or consummate such acquisitions.

Transit Group, headquartered in Atlanta, Georgia, is a holding company in the business of acquiring and consolidating short-, medium- and long-haul trucking companies, particularly truckload carriers based in the southeastern United States. Trucking companies that operate as parts of Transit Group are located in Alabama, Florida, Indiana, Kentucky and North Carolina, and comprise a fleet of almost 655 trucks and 1,525 trailers, serving customers throughout the country and in Canada.

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